Exhibit 99.1

VaxGen to Raise $27 Million Through Sale of Common Stock

BRISBANE, Calif. – February 9, 2006 – VaxGen, Inc. (Pink Sheets: VXGN.PK) announced today that it expects to raise gross proceeds of $26,950,000 through the sale of 3.5 million shares of common stock in a private placement of unregistered securities to a group of accredited investors.

VaxGen also will issue to the investors five-year warrants initially exercisable to purchase approximately 700,000 shares of common stock at an exercise price of $9.24 per share. Additional shares may be issuable on exercise of the warrants, subject to performance milestones related to the company’s ability to file its delinquent periodic reports under the Securities Exchange Act of 1934 with the Securities and Exchange Commission.

Including the estimated net proceeds from this transaction, and excluding any proceeds that may be realized from warrant exercises, VaxGen estimates its cash, cash equivalents and investments will total approximately $35 million on or about February 10, 2006, when the transaction is expected to close. The financing is no longer open to new investors.

The securities were sold pursuant to Rule 506 of the Securities Act and thus were exempt from the registration requirements of the Securities Act of 1933. The securities may not be offered or sold in the United States absent a registration statement or an exemption from registration requirements.

Punk, Ziegel & Company acted as placement agent for the transaction.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax, smallpox and Meningitis B. The company has been awarded an $877.5 million U.S. government contract to provide 75 million doses of its recombinant anthrax vaccine for civilian biodefense. Based in Brisbane, Calif., VaxGen operates a wholly owned manufacturing facility in California and owns 21% of Celltrion, Inc., a South Korean operation established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company’s web site at: http://www.vaxgen.com.

Note: Except for the historical statements contained herein, this press release contains forward-looking statements including, without limitation, the statements regarding completion of the private placement and the anticipated gross proceeds of the private placement. These forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those stated including, among others, risks related to the satisfaction or waiver of the conditions to closing the private placement and the risk that the private placement may not be consummated, as well as those risks and uncertainties disclosed from time to time in reports filed by VaxGen with the U.S. Securities and Exchange Commission. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on March 31, 2005, under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

SOURCE VaxGen, Inc.

Contact :

Lance Ignon

Vice President, Corporate Affairs

VaxGen, Inc.

650-624-1041